AMENDMENT TO
BY-LAWS
OF
EATON VANCE TAX-ADVANTAGED ABSOLUTE RETURN FUND

April 26, 2010

Pursuant to ARTICLE XIII of the BY-LAWS of Eaton Vance Tax-Advantaged Absolute Return Fund (the “Trust”), upon the vote of a majority of the Trustees of the Trust, the BY-LAWS of the Trust are amended to reflect the change of name of the Trust to Eaton Vance Tax-Advantaged Return Strategies Fund.

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